Exhibit 99.2

Kellogg Company News
For release:	March 10, 2014
Analyst Contact:	Simon Burton, CFA	(269) 961-6636
Media Contact:	Kris Charles	(269) 961-3799

Kellogg Company Announces Early Tender Results of its Tender Offer and Increase to

Tender Cap for the 4.000% Senior Notes due 2020

BATTLE CREEK, Michigan. Kellogg Company (NYSE: K) (the “Company”) announced today the early tender results of its previously announced tender offer (the “Tender Offer”) to purchase for cash up to $700.0 million combined aggregate principal amount (the “Maximum Tender Amount”) of its 2.750% Senior Notes due 2023 (the “2023 Notes”), its 3.125% Senior Notes due 2022 (the “2022 Notes”), and its 4.000% Senior Notes due 2020 (the “2020 Notes,” and collectively with the 2022 Notes and the 2023 Notes, the “Notes”) and increased the Tender Cap (as defined below) for the 2020 Notes from $100.0 million to $150.0 million. Except for such increase, all other terms and conditions of the Tender Offer remain unchanged.

The principal amount of each series of Notes that were validly tendered and not validly withdrawn as of 5:00 p.m., New York City time, on March 7, 2014 (the “Early Tender Date”) and the principal amount of each series of Notes that will be accepted for purchase by the Company on the Early Settlement Date (as defined below) are specified in the table below.

Title of Security	CUSIP Number	Principal Amount Outstanding	Tender Cap	Acceptance Priority Level	Principal Amount Tendered	Principal Amount Accepted	Early Tender Premium (per $1,000)	Total Consideration (per $1,000)(1)
2.750% Senior Notes due 2023	487836BL1	$400,000,000	N/A	1	$189,091,000	$189,091,000	$ 30.00	$946.88
3.125% Senior Notes due 2022	487836BJ6	$700,000,000	$500,000,000	2	$341,478,000	$341,478,000	$ 30.00	$988.00
4.000% Senior Notes due 2020	487836BD9	$1,000,000,000	$150,000,000	3	$407,258,000	$149,998,000	$ 30.00	$1,073.06

(1)	Inclusive of the Early Tender Premium.

The amounts of each series of Notes that are purchased will be determined in accordance with the acceptance priority levels specified in the table above and on the cover page of the Offer to Purchase dated February 24, 2014 (the “Offer to Purchase”) in the column entitled “Acceptance Priority Level” (the “Acceptance Priority Level”), with 1 being the highest Acceptance Priority Level and 3 being the lowest Acceptance Priority Level. In addition, no more than $500.0 million aggregate principal amount of the 2022 Notes and no more than $150.0 million aggregate principal amount of the 2020 Notes will be purchased in the Tender Offer (the “Tender Caps”).

The Tender Offer is being made upon and is subject to the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal. The Tender Offer will expire at 11:59 p.m., New York City time, on March 21, 2014, unless extended or earlier terminated by the

Company (the “Expiration Date”). The deadline to validly withdraw tenders of Notes was on March 7, 2014, therefore Notes that have been tendered and not validly withdrawn, and Notes tendered after that date, may not be withdrawn unless otherwise required by applicable law.

Notes that have been validly tendered and not validly withdrawn on or before the Early Tender Date will be accepted for purchase in priority to other Notes tendered after the Early Tender Date even if such Notes tendered after the Early Tender Date have a higher Acceptance Priority Level than Notes tendered prior to the Early Tender Date.

The consideration to be paid in the Tender Offer for each series of Notes validly tendered was calculated in the manner described in the Offer to Purchase by reference to a fixed spread over the yield to maturity of the applicable U.S. Treasury Security specified in the Offer to Purchase (the “Total Consideration”). Holders of the Notes that validly tendered and did not withdraw their Notes on or prior to the Early Tender Date and whose Notes are accepted for purchase will receive the applicable Total Consideration, which includes an early tender premium of $30 per $1,000 principal amount of the Notes accepted for purchase (the “Early Tender Premium”). Holders of Notes who validly tender their Notes following the Early Tender Date and on or prior to the Expiration Date will only receive the applicable “Tender Offer Consideration” per $1,000 principal amount of any such Notes tendered by such holders that are accepted for purchase, which is equal to the applicable Total Consideration minus the Early Tender Premium. The Total Consideration was determined at 2:00 p.m., New York City time, on March 7, 2014, and is set forth in the table above.

Payments for Notes purchased will include accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the applicable settlement date for such Notes accepted for purchase. The settlement date for Notes that were validly tendered on or prior to the Early Tender Date is expected to be March 10, 2014 (the “Early Settlement Date”). The settlement date for the Notes that are tendered following the Early Tender Date but on or prior to the Expiration Date is expected to be March 24, 2014, one business day following the Expiration Date.

Notes of a series tendered after the Early Tender Date may be subject to proration if the aggregate principal amount of the Notes of such series validly tendered and not validly withdrawn is greater than the applicable Tender Cap or would cause the Maximum Tender Amount to be exceeded.

The Company’s obligation to accept for payment and to pay for the Notes validly tendered in the Tender Offer is subject to the satisfaction or waiver of a number of general conditions described in the Offer to Purchase. The Company reserves the right, subject to applicable law, to: (i) waive any and all conditions to the Offer; (ii) extend or terminate the Tender Offer; (iii) increase or decrease the Maximum Tender Amount and/or increase, decrease or eliminate one or both of the Tender Caps; or (iv) otherwise amend the Tender Offer in any respect.

Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as Lead Dealer Managers for the Tender Offer. The Information Agent and Tender Agent is D.F. King & Co., Inc. Copies of the Offer to Purchase, Letter of Transmittal and related offering materials are available by contacting the Information Agent at (800) 967-4617 (toll-free) or (212) 269-5550 (collect) or email kellogg@dfking.com. Questions regarding the Tender Offer should be directed to Citigroup Global Markets Inc., Liability Management Group, at (800) 558-3745 (toll-free) or (212) 723-6106 (collect); J.P. Morgan Securities LLC, Liability Management Group, at (866) 834-4666 (toll-free) or (212) 834-4811 (collect); or Wells Fargo Securities, LLC, Liability Management Group, at (866) 309-6316 (toll-free) or (704) 410-4760 (collect).

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offer is being made only pursuant to the Offer to Purchase, as amended by this press release, and only in such jurisdictions as is permitted under applicable law.

About Kellogg Company

At Kellogg Company (NYSE: K), we are driven to enrich and delight the world through foods and brands that matter. With 2013 sales of approximately $14.8 billion, Kellogg is the world’s leading cereal company; second largest producer of cookies and crackers; a leading producer of savory snacks; and a leading North American frozen foods company. Every day, our well-loved brands nourish families so they can flourish and thrive. These brands include Kellogg’s®, Keebler®, Special K®, Pringles®, Frosted Flakes®, Pop-Tarts®, Corn Flakes®, Rice Krispies®, Kashi®, Cheez-It®, Eggo®, Coco Pops®, Mini-Wheats®, and many more. To learn more about our responsible business leadership, foods that delight and how we strive to make a difference in our communities around the world, visit www.kelloggcompany.com.

Forward-Looking Statements

This news release contains, or incorporates by reference, “forward-looking statements.” Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning. The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the ability to consummate the Tender Offer. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.

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